SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.     )

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Filed by a party other than the registrant [  ]

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                                        Only (as permitted by Rule 14a-6(e)(2))
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[ ] Soliciting Material pursuant to Rule 14a-12

                              Wells Financial Corp.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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







April 2, 2001

Dear Fellow Shareholder:

By now you have received a number of mailings from us as well as from the dissident shareholder group, PL Capital. I realize that the volume of material can be "overwhelming" and the contents "confusing."

I understand how you might feel and we hope that this will be our last correspondence on this subject. It is important to the future of your investment that we clarify and simply state the issues that should concern you as owners of Wells Financial Corp. Please bear with us.

PL Capital was part of a group that purchased shares of Wells Financial Corp. approximately nine months ago. Shortly after purchasing the stock one of the members of the PL Capital Group sent a letter of intent, on his personal letterhead, to acquire Wells Financial Corp. This contingent offer, without proof of financial ability, would have resulted in you, the shareholder, receiving less than book value for your shares. Prior to responding to the contingent offer the Board of Directors acted responsibly by obtaining an independent valuation of Wells Financial. This valuation confirmed that this offer, and another contingent offer with a moderately higher value, were not in the best interest of our shareholders.

PL Capital apparently believes that its offer should have been immediately accepted, resulting in a one time, quick profit to them and allowing them to move on to the next financial institution to repeat the process. In order to accomplish their goals, the dissidents now want you to support their candidate, a lawyer, who has owned 100 shares of your company's stock for less than two months. The dissidents clearly state that if elected as a board member, they would expect the lawyer to encourage an immediate sale of Wells Financial.

PL Capital also wants you to approve a resolution encouraging the Board to place your company up for immediate sale and simply accept the highest bid regardless of what the Board feels is prudent for all of the shareholders. A fire sale, if you will. There are many aspects to reviewing offers for a company that may not make accepting the highest bid the most beneficial to all shareholders. These include the structure of the offer (whether all cash, cash and stock or all stock), the financial stability of the proposed acquirer and the timing, just to name a few. We believe that accepting the highest bid, without consideration of other important factors, may not be in your best interest.

Your current Board of Directors has demonstrated its commitment to maximizing shareholder value. Consider the following:

1.   Your Board of Directors has paid cash dividends in excess of $2.8 million;
2. Your Board of Directors has repurchased 1,029,643 shares of stock, thereby increasing the book value of the remaining shares of stock owned by you;
3. Your Board of Directors and Management continue to develop and implement new products and services for the Company's customers.

Your board of directors has acted responsibly in representing you. Accordingly, we ask that you please return the TAN Proxy Card and vote to support the board's recommendation by voting for the Company's nominees and against the shareholder proposal to sell your Company. Remember, your latest dated proxy is the only one that counts, and you have every right to change your vote, so sign, date and promptly return the enclosed TAN proxy card even if you previously mailed a white proxy to the dissidents. Your vote is important regardless of the number of shares you own, so please act today.

We appreciate your past support and ask for your continued support. If you have any questions about voting your TAN proxy card, please call D.F. King & Co. Inc. at (800) 994-3227.

Best regards,

/s/Lawrence H. Kruse

Lawrence H. Kruse
President and Chairman of the Board




We have mailed our Proxy Statement and our 2000 Annual Report to all stockholders entitled to vote at the Annual Meeting. We urge you to read the Proxy Statement because it contains important information. You are also able to obtain our Proxy Statement free of charge at the website maintained by the Securities and Exchange Commission at www.sec.gov.

Each of the Company's directors may be deemed to be a "participant" in the Company's solicitation of proxies to be used at the Annual Meeting or any adjournment thereof. Our Proxy Statement contains a complete list of our directors and their security holdings of the Company. You may contact us to obtain a free copy of our Proxy Statement.